Exhibit 19.1

WNS (HOLDINGS) LIMITED

INSIDER TRADING POLICY

AS OF JANUARY 15, 2015

AS OF APRIL 25, 2018

Statement by the Chief Executive Officer (CEO) of WNS (Holdings) Limited on Insider Trading Compliance Policy

As an essential part of our work many of us have access to material, non-public information regarding WNS (Holdings) Limited (the “Company”). The attached statement sets forth the Company’s policy that neither it, nor any of its Directors, Officers, Key Employees or Employees (as defined in the Addendum to the attached policy), may trade in any securities of the Company or any other company when in possession of material, non-public information regarding the Company or such other company. Any other Company for this purpose includes the Company’s current or prospective vendor or customer or supplier and material non-public information about such other Company includes information about such other Company obtained in the course of employment or any other association with the Company.

Additionally, except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its Directors, Officers or Key Employees may trade in any securities of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two full business days after the public release of earnings data for such quarter whether or not the Company or any of its Directors, Officers or Key Employees is in possession of material, inside information. Furthermore, confidential information cannot be disclosed to anyone outside of the Company, (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), and should only be distributed within the Company to those having a need to know such information. All transactions in Company securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of stock options or restricted share units and the sale of Company shares issued upon such exercise) by Directors, Officers and Key Employees must be pre-cleared by the General Counsel. Unless the context otherwise requires, references to the “Company” in this letter and the attached policy statement refer to the Company and its subsidiaries.

For purposes of the foregoing and the attached guidelines, you should assume that information is “material” if a reasonable investor would consider the information to be important in deciding whether to buy, sell, or hold securities of the relevant company or if disclosure of such information would be likely to result in a change in the price of the traded securities. Examples of matters which may be material include, but are not limited to: corporate earnings, earnings forecasts, possible acquisitions or significant financing developments, dividend actions, important business developments, major litigation developments, and any information about cybersecurity risks and incidents.

Any lapse in our adherence to these principles would create the possibility of substantial criminal and civil sanctions under applicable law, both for the individual violating the policy and the Company, and could also form the basis for disciplinary action by the Company, including dismissal for cause.

If there is any material in the attached statement which you do not understand, or if you are faced with a situation where you believe you need advice as to the applicability or effect of the attached policy, please contact the General Counsel at +91 22 6826 2633.

Sincerely,

Chief Executive Officer

WNS (HOLDINGS) LIMITED

STATEMENT OF POLICIES AND PROCEDURES GOVERNING MATERIAL,

NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

This Statement consists of six sections:

•	Section I provides an overview;

•	Section II sets forth WNS (Holdings) Limited’s policies prohibiting insider trading;

•	Section III explains insider trading; and

•	Section IV consists of various procedures which have been put in place by WNS (Holdings) Limited to prevent insider trading.

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Section V sets forth prohibitions against certain types of transactions that the Company has determined have a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in them; and

•	Section VI consists a discussion of Rule 10b5-1 trading plans and Rule 144 resales.

I.	SUMMARY

Preventing insider trading is necessary to comply with securities law and to preserve the reputation and integrity of WNS (Holdings) Limited (the “Company”) and all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5 million for individuals and $25 million for entities. Insider trading is also prohibited by this policy and violation of this policy may result in serious Company imposed sanctions, including dismissal for cause.

This Policy applies to all Directors, Officers, Key Employees and Employees (as defined in the Addendum to the attached policy) of the Company. Individuals subject to this Policy are responsible for ensuring that their family members comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s duties at the Company. Unless the context otherwise requires, references to the “Company” in this Statement refer to the Company and its subsidiaries. Every Director, Officer, Key Employee and Employee must review this Policy. Questions regarding this Statement should be directed to the General Counsel at +91 22 6826 2633.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Director, Officer, Key Employee or Employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, no Director, Officer or Key Employee shall purchase or sell any security of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two full business days after the public release of earnings data for such quarter or during any other trading suspension period declared by the Company.

These prohibitions do not apply to:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•	bona fide gifts of the Company’s securities; or

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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

No Director, Officer, Key Employee or Employee shall directly or indirectly communicate (or tip) material, non-public information to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), or to anyone within the Company other than on a need-to-know basis.

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material”, “non-public” information relating to the security.

“Securities” include not only shares, bonds, notes and debentures, but also options, warrants and similar instruments.

“Purchase” and “sale” are defined broadly under U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for- stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other derivative security.

It is generally understood that insider trading includes the following:

•	Trading by insiders while in possession of material, non-public information;

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Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

•	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.	What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning: dividends; corporate earnings or earnings forecasts; possible mergers or acquisitions; tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, developments regarding strategic collaborators or the status of regulatory submissions; management or control changes; significant litigation or regulatory actions; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and any knowledge regarding a significant cybersecurity incident experienced by the Company. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not trade.

B.	What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call, or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow a period of two full business days following publication before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include Directors, Officers, Key Employees and Employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s securities. All Directors, Officers, Key Employees and Employees of the Company should consider themselves insiders with respect to material, non-public information about Company’s business, activities and securities. Directors, Officers, Key Employees and Employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate) such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that their family members also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non- public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The U.S. Securities and Exchange Commission (“SEC”) and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self-regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Disgorgement of all profits;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

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Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

•	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of U.S. federal securities laws: other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the U.S. Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated upon the occurrence of insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and consequently not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s shares. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s shares in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

H.	Prohibition of Records Falsifications and False Statements

Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) directors or officers from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.	Pre-Clearance of All Trades by All Directors, Officers and Key Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of stock options and restricted share units and the sale of Company shares issued upon exercise of stock options or restricted share units) by Directors, Officers and Key Employees (each, a “Pre-Clearance Person”) must be pre- cleared by the Company’s General Counsel. In absence of Company’s General Counsel, pre- clearance must be done by the Group CEO. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including by e-mail) and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre- Clearance Person must execute a certification (in the form approved by the General Counsel) that he or she is not aware of material non-public information about the Company. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. The General Counsel shall intimate the Board of Directors of any proposed transaction by the Director(s) and shall intimate the supervisor or manager of such Officer or Key Employee. The General Counsel shall intimate the Chairman of the Board of any proposed transaction by the Group CEO. (The Group CEO shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel.) All trades that are pre-cleared must be effective within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

The Company, the General Counsel or the Company’s other employees shall have no liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

B.	Black-Out Periods

Additionally, no Director, Officer or Key Employee shall purchase or sell any security of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two full business days after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

•

exercises of stock options or other equity awards the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•	bona fide gifts of the Company’s securities; and

•

purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Exceptions to the black-out period may be approved only by the Company’s General Counsel or, in the case of exceptions for directors, the Board of Directors.

From time to time, the Company, through the Board of Directors, or the General Counsel, may recommend that Directors, Officers, Key Employees, Employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect, and should not disclose to others that we have suspended trading.

C.	Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service with the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

1.	Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to Directors, Officers, Key Employees and Employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need to know basis.

While communicating material, non-public information to employees of the Company, all Directors, Officers, Key Employees and Employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Executive Officer or Chief Financial Officer or another appropriate person designated by them.

E.	Limitations on Access to the Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

1.	All Directors, Officers, Key Employees and Employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	Maintaining the confidentiality of Company related transactions;

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Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

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Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to- know basis (including maintaining control over the distribution of documents and drafts of documents);

•	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•	Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•	Restricting access to areas likely to contain confidential documents or material, non-public information; and

•	Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

•	Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and

2.	Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Directors, Officers, Key Employees and Employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that a Director, Officer, Key Employee or Employee is trading based on inside information. Transactions in options also may focus a Director’s, Officer’s, Key Employee’s or Employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Director, Officer, Key Employee or Employee to lock-in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the Director, Officer, Key Employee or Employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Director, Officer, Key Employee or Employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.	Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Cashless Exercise by the Directors and Officers

While the Company may arrange with brokers to administer cashless exercises on participants of its equity plans to facilitate the process, participants are not required to use any such brokers and are entitled (and are in fact encouraged) to retain a broker independent of the Company. Directors and Officers of the Company may use the cashless exercise feature of their equity awards only if the Director or Officer uses a cashless exercise arrangement in which the Company only delivers shares after receipt of the payment of the purchase price. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the Director or Officer. Questions about cashless exercises should be directed to the General Counsel.

VI.	RULE 10B5-1 TRADING PLANS AND RULE 144

A.	Rule 10b5-1 Trading Plans

1.	Overview

Rule 10b5-1 will protect Directors, Officers, Key Employees and Employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s shares (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company securities without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s securities. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A Director, Officer, Key Employee or Employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities; even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Directors, Officers, Key Employees and Employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s shares, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling- off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•

First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

•	Second, the Trading Plan must either:

•	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

•	include a written formula or computer program for determining the amount, price and date of the transactions; or

•	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s shares under the Trading Plan in question.

•	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

2.	Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own General Counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 180 day bar will protect you from possible adverse legal consequences of a Trading Plan revocation.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s share plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3.	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s shares or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s shares once the Trading Plan or other arrangement has been pre- approved.

4.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires on  .”

5.	Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option is subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s share plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6.	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

7.	Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8.	Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9.	Limitation on Liability

None of the Company, the Authorizing Officer or the Company’s employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A, none of the Company, the Authorizing Officer or the Company’s employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

B.	Rule 144 (Applicable to Directors, Officers and 10% Shareholders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including shares purchased in the open market and shares received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% shareholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

•	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

•

Volume Limitations. Total sales of Company ordinary shares/American Depositary Shares by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company ordinary shares/American Depositary Shares, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

•

Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company ordinary shares or American Depositary Shares for his own account on a regular and continuous basis.

•

Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

* * * * *

Execution and Return of Certification of Compliance

After reading this Policy, all Directors and Officers should execute and return to the Company’s General Counsel the Certification of Compliance form attached hereunder as “Attachment A.”

ATTACHMENT A

CERTIFICATION OF COMPLIANCE

RETURN BY [    ] [insert return deadline]

TO:	, General Counsel
FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF [NAME OF COMPANY]

I have received, reviewed and understood the above-referenced Insider Trading Compliance Policy and hereby undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) WNS (Holdings) Limited, to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies and procedures set forth in the above- referenced Insider Trading Compliance Policy.

Signature	Date

Title

ADDENDUM

DEFINITIONS

The term “Director” means a person who is a director of WNS (Holdings) Limited.

The term “Officer” means a person who is named as an executive officer of WNS (Holdings) Limited in its annual report on Form 20-F filed with the U.S. Securities and Exchange Commission.

The term “Key Employee” means an employee named in a list of employees identified to be key employees for the purposes of this insider trading policy and procedures by the Group CEO of WNS (Holdings) Limited, as amended from time to time.

The term “Employee” means an employee, temporary workers and consultants of WNS (Holdings) Limited and any of its subsidiaries.